Exhibit 5.1

MicroCloud Hologram Inc. Room 302, Building A Zhong Ke Na Neng Building Yue Xing Sixth Road Nanshan District, Shenzhen People’s Republic of China 518000	D	+852 3656 6054 / +852 3656 6010
	E	nathan.powell@ogier.com cecilia.li@ogier.com

Reference: NMP/CQL/509632.00001

5 June 2025

Dear Sirs

MicroCloud Hologram Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-3, including all amendments and supplements thereto (the Registration Statement), initially filed on 28 May 2024 with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act) relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement dated 5 June 2025 (the Prospectus Supplement). The Registration Statement and the Prospectus Supplement relate to the sale of (a) up to US$36,000,000 aggregate principal amount of a series of unsecured promissory notes by way of an initial tranche in the aggregate sum of US$12,000,000 and later tranches due 2026 (together, the Convertible Notes) convertible into class A ordinary shares of the Company of a par value of US$0.8 each (the Shares) in accordance with certain convertible note purchase agreements dated 4 June 2025 (together, the CNPAs) entered into between the Company and the relevant purchasers named therein (the Purchasers) and (b) the Shares underlying the Convertible Notes pursuant to certain convertible promissory notes (i) issued on 5 June 2025 (the Initial Tranche Convertible Notes Documents), and (ii) to be issued from time to time (the Future Convertible Notes Documents, together with the Initial Tranche Convertible Note Documents, the Convertible Notes Documents) by the Company in favour of the Purchasers.

We are furnishing this opinion as Exhibit 5.1 to the Company’s current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus Supplement (the Form 6-K).

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* ** ‡	admitted in New Zealand admitted in England and Wales not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Register and the Director’s Certificate (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)	the CORIS Search (as defined in Schedule 1) which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(f)	all copies of the Registration Statement, the Prospectus Supplement, the CNPAs and the Convertible Notes Documents are true and correct copies and the Registration Statement, the Prospectus Supplement, the CNPAs and the Convertible Notes Documents conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement, the Prospectus Supplement, the CNPAs or the Convertible Notes Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement, the Prospectus Supplement, the CNPAs and the Convertible Notes Documents and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement, the Prospectus Supplement, the CNPAs and the Convertible Notes Documents which has not been properly disclosed in the Board Resolutions;

(h)	each of the parties to the CNPAs and the Convertible Notes Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(i)	the Future Convertible Notes Documents will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us;

(j)	each of the CNPAs and the Initial Tranche Convertible Notes Documents has been authorised and has been duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(k)	the Future Convertible Notes Documents has been duly authorised and will be duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(l)	each of the CNPAs and the Initial Tranche Convertible Notes Documents is legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, in the case of the Company, the laws of the Cayman Islands);

(m)	the Future Convertible Notes Documents will be legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, in the case of the Company, the laws of the Cayman Islands);

(n)	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(ii)	neither the execution or delivery of the Registration Statement, the Prospectus Supplement, the CNPAs or the Convertible Notes Documents nor the exercise by any party to the Registration Statement, the Prospectus Supplement, the CNPAs or the Convertible Notes Documents of its rights or the performance of its obligations under them contravene those laws or public policies;

(o)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement, the Prospectus Supplement, the CNPAs, the Convertible Notes Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way;

(p)	no monies paid to or for the account of any party under the Registration Statement, the Prospectus Supplement, the CNPAs and the Convertible Notes Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively);

(q)	the issue of the Shares upon the conversion of the Convertible Notes pursuant to the Convertible Notes Documents at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Convertible Notes, would not result in the Company exceeding its authorised share capital; and upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company’s register of members;

(r)	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

(s)	the certificates for the Shares will conform to the specimen as set out thereof and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Shares, or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company;

(t)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares;

(u)	at the time of the conversion of the Convertible Notes in accordance with its terms (the Conversion):

(i)	the Company will not have been struck off or placed in liquidation; and

(ii)	the issue price for each share issued upon the Conversion will not be less than the par value of such share;

(v)	neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets;

(w)	none of the transactions contemplated by the Registration Statement, the Prospectus Supplement, the CNPAs or the Convertible Notes Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands;

(x)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and

(y)	the Register of Writs (as defined in Schedule 1) constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court as at the time we conducted our investigation of such Register.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Authorised share capital

(b)	The authorised share capital of the Company is US$400,000,000 divided into 500,000,000 shares comprising of (i) 400,000,000 class A ordinary shares of a par value of US$0.8 each, and (ii) 100,000,000 class B ordinary shares of a par value of US$0.8 each.

Valid issuance of Shares

(c)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement, the Prospectus Supplement and the CNPAs (including the issuance of the Shares upon the conversion of the Convertible Notes in accordance with the Convertible Notes Documents) have been duly authorised and, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement, the Prospectus Supplement and the CNPAs and in accordance with the terms set out in the Registration Statement, the Prospectus Supplement and the CNPAs (including the issuance of the Shares upon the conversion of the Convertible Notes in accordance with the Convertible Notes Documents) and in accordance with the Board Resolutions and the Memorandum and Articles (as defined in Schedule 1); and

(ii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

Registration statement - taxation

(d)	The statements contained in the Prospectus Supplement forming part of the Registration Statement in the section headed “Cayman Islands Taxation”, insofar as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the documents examined to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents examined (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents examined and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents examined will result in the breach of or infringe any other agreement, deed or document (other than the memorandum and articles of association of the Company) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	We hereby consent to the filing of this opinion as an exhibit to the Form 6-K to the reference to our firm under the heading “Legal Matters” of the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

6.2	This opinion may be used only in connection with the Shares by the Company while the Registration Statement and the Prospectus Supplement are effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier
Ogier

SCHEDULE 1

Documents examined

1	The certificate of incorporation of the Company dated 9 May 2018 and the certificate of incorporation on change of name of the Company dated 16 September 2022 issued by the Registrar.

2	The amended and restated memorandum and articles of association of the Company adopted by a special resolution dated 8 September 2022 and filed with the Registrar on 16 September 2022 and the minutes of the extraordinary general meeting of the Company held on 26 January 2024 and filed with the Registrar on 26 January 2024.

3	The second amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 27 September 2024 and filed with the Registrar on 3 October 2024 and the minutes of an extraordinary general meeting of shareholders of the Company held on 24 March 2025 (together, the Memorandum and Articles).

4	The certificate of good standing dated 2 January 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	The register of directors and officers of the Company dated 15 February 2023 (the Register).

6	A certificate from a director of the Company dated 5 June 2025 as to certain matters of facts (the Director’s Certificate).

7	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 4 June 2025 (the Register of Writs).

8	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 4 June 2025 (the CORIS Search).

9	The unanimous written resolutions of the board of directors of the Company passed on 24 May 2024 approving, among other things, the Registration Statement.

10	The unanimous written resolutions of the board of directors of the Company passed on 4 June 2025 approving, among other things, the Prospectus Supplement and the CNPAs and the issuance of the Shares and the Convertible Notes (together with item 9, collectively referred to as the Board Resolutions).

11	The Registration Statement and the Form 6-K.

12	The Prospectus Supplement.

13	The CNPAs.

14	The Initial Tranche Convertible Notes Documents.

15	The Future Convertible Notes Documents in the form of exhibit 99.2 as appended to the Form 6-K.

SCHEDULE 2

Qualifications

Good standing

1	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of members

3	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Register of Writs

6	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

a.	any current or pending litigation in the Cayman Islands against the Company; or

b.	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.